Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the inclusion in this Current Report on Form 8-K of Talos Energy Inc. (the “Company”) of our reserves reports relating to QuarterNorth Energy Inc., dated January 15, 2024, included as exhibits to this Current Report on Form 8-K of the Company, and to the incorporation by reference of such reports in the Registration Statements (Nos. 333-231925, 333-248754, 333-255489, 333-271232 and 333-265589) on Form S-3 and the Registration Statements (Nos. 333-256554 and 333-225058) on Form S-8 of the Company. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr., P.E.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

January 17, 2024